Exhibit 10.100

PROMISSORY NOTE

$1,457,253.00	December 31st 2022

FOR VALUE RECEIVED the undersigned, InnovaQor, Inc. (the “Borrower”), hereby promises to pay to the order of Rennova Health, Inc. (the “Holder or Rennova”), the principal amount of One Million Four Hundred and Fifty Seven Thousand, Two Hundred and Fifty Three dollars on June 30th, 2023 (Maturity date).

Whereas. InnovaQor, Inc. is a fully reporting company and has an effective Reg A registration statement that it intends to use to access capital.

Whereas. Rennova provided $803,415.70 as a loan to the Company under the terms described in a Promissory Note dated July 1st 2022. The Note value was $883,757.27 with a maturity date of December 31st 2022. This Note remains outstanding.

Whereas. Rennova has provided a further $441,018.19 to the Company between July 1st 2022 and December 31st 2022.

Whereas. The amount owed to Rennova by the Company at December 31st 2022 is $1,324,755.46

Whereas. The Company and Rennova have agreed the $1,324,755.46, owing under the Promissory Note dated July 1st 2022 plus the additional funds provided between July 1st and December 31 to be recognized as a loan to the Company under the terms described herein.

Section 1. Interest.

A. Generally. The Note value provides for a 10% original issue discount for the cash received for the six-month term.

B. Default Rate of Interest. Subject to applicable law, any principal of this Note outstanding after six months shall bear interest, payable on demand in immediately available funds, for each partial or full month until the date of actual payment, at a rate equal to the sum of 18% per annum.

Section 2. Repayment. The principal amount of this Note shall be paid as follows:

(a)	$1,457,253.00 shall be due and payable on the Maturity Date except that the Company will pay 25% of any capital it receives from new capital secured from this date forward to reduce the Note. (this included funding it may receive from its Reg A offering)

Section 3. Payments. The payment or prepayment of any amount under this Note shall be payable in lawful money of the United States of America. Any part payment under this Note shall be applied first to accrued interest and second to any principal amount outstanding under this Note.

Section 4. Events of Default. The occurrence (whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise) and continuation for any reason whatsoever of any of the following events shall constitute an “Event of Default”:

(a)	the Borrower fails to make payment of any principal on this Note when the same shall become due and payable within 30 days after Holder’s written notice to Borrower giving notice of such non-payment; or,

(b)	the Borrower fails to make payment of any Interest on this Note provided for hereunder when the same shall become due and payable within 30 days after Holder’s written notice to Borrower giving notice of such non-payment

Section 5. Rights upon Event of Default. If an Event of Default described in Section 5 has occurred, the Holder, at its option, may declare the aggregate principal amount of this Note, together with all accrued and unpaid interest thereon, immediately due.

Section 6. Transferability. Holder shall not be entitled to assign, transfer, hypothecate, pledge or otherwise convey all or any part of this Note without permission from the Company.

Section 7. Miscellaneous.

A. Unconditional Obligation; Waivers. The obligations of the Borrower to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever. Except as provided herein, the Borrower hereby waives presentment and demand for payment, notice of non-payment, notice of dishonor, protest, notice of protest, bringing of suit and diligence in taking any action to collect any amount called for under this Note. No waiver of any provision of this Note made by agreement of the Holder and any other person shall constitute a waiver of any other terms hereof, or otherwise release or discharge the liability of the Borrower under this Note. No failure to exercise and no delay in exercising, on the part of the Holder, any right, power or privilege under this Note shall operate as a waiver thereof nor shall partial exercise of any right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law.

B. Notices and Addresses. Any notice, demand, request, waiver, or other communication under this Note shall be in writing and shall be deemed to have been duly given on the date of service, if personally served or sent by facsimile; on the business day after notice is delivered to a courier or mailed by express mail, if sent by courier delivery service for next day delivery; and on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

To Borrower:	InnovaQor, Inc.
400 S Australian Avenue
West Palm Beach
Florida 33401

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To Holder:	Rennova Health, Inc.
400 S Australian Avenue
West Palm Beach
Florida 33401

C. Severability; Binding Effect. Any provision of this Note which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Note or affecting the validity or unenforceability of any of the terms and provisions of this Note in any other jurisdiction. This Note shall be binding upon and inure to the benefit of the parties hereto. Neither this Note nor any rights or obligations hereunder may be assigned by the Borrower.

D. Governing Law. This Note and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed and interpreted according to the internal laws of the state of Florida, without giving effect to the principles of conflicts of laws thereof.

E. Amendment. This Note can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Note and signed by the Borrower and the Holder.

F. Section Headings. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Note.

IN WITNESS WHEREOF, this Note has been executed and delivered as of the date specified above.

InnovaQor, Inc.

By:	/s/ Gerard Dab
Name:	Gerard Dab
Title:	Corporate Secretary

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